SIMPSON INDUSTRIES COMPLETES ACQUISITION;
       GAINS NEW CUSTOMERS, TECHNOLOGY AND INFRASTRUCTURE
                   IN INTERNATIONAL EXPANSION


  Plymouth, Michigan -- Simpson Industries, Inc. (Nasdaq: SMPS) today announced it has completed its purchase of the Great Britain-based Vibration Attenuation (VA) Business of Holset Engineering Company, Ltd., a subsidiary of Cummins Engine Co., Inc. (NYSE: CUM). The transaction is effective June 29, 1997, and financial results will be consolidated in the third quarter beginning July 1.

  Combined purchase price and transaction costs totaled approximately $76 million. Financing in the amount of $65 million was through a private placement of debt.

  "This is a healthy, profitable business that we identified and a springboard for us to extend our market leadership in engine vibration dampers as part of our broader Noise, Vibration and Harshness (NVH) capabilities," said Roy E. Parrott, president and chief executive officer. "It makes us the world's largest manufacturer of dampers."

  "Equally important, we will use our international facilities to market, produce and deliver products from our other product groups. Initially, we will manufacture a knuckle for the Ford Transit van -- a European mid-size, high volume commercial truck -- in Europe."

  "With the inclusion of our new international business, we are looking for total sales of about $440 million in 1997. We expect Simpson's 1997 net income to be reduced by about two cents a share as we absorb transition costs in the second half. For 1998 and beyond we expect a net addition to Simpson's profitability from our new international business."

  "Our product mix will change with NVH products comprising about one-third of total sales revenues compared to one quarter in 1996. This step also extends our product line to include viscous dampers for larger diesel engines and provides strong opportunities for future growth in engineered products for medium and heavy duty engines. Revenues will shift to a slightly greater proportion of products for medium and heavy duty engines," Mr. Parrott said.

  "We are planning a seamless transition for customers," said Mr. Parrott. "Edward Ahmad, who has been in charge of the VA business in Halifax, U.K., will become a Vice President of Simpson and will continue to be responsible for leading the business in Europe and Asia, as Managing Director."

  "In our consolidating industry, it is more important than ever to meet the changing requirements of our customers. As our customers asked for more design and engineering capabilities, we are meeting that need with our Technical Center. We were an early qualifier for QS-9000. We intend to be a strong competitor in this business worldwide, and we look forward to this new opportunity to expand with our product and infrastructure capabilities," Mr. Parrott concluded.

  Simpson's new VA Business supplies rubber dampers for light and medium-duty engines and viscous dampers for heavy-duty diesel engine customers. Manufacturing operations are located in England, France, Spain, Mexico, Brazil and Korea. The company is also a partner in a joint venture located in India. In addition to Cummins, current customers of the business include Peugeot, Renault (light and heavy duty), Scania, Kia Motors, Nissan, GM's Open, Ford's Jaguar, Iveco, Volvo and MAN. Revenues for the division were $67 million in 1996.

  Simpson Industries supplies powertrain and chassis products to original equipment manufacturers with current operations in North America and has long been a key supplier to Cummins. Simpson's products are focused in four groups: noise, vibration and harshness; wheel-end and suspension, modular engine assemblies and high-precision machined components. Simpson's North American manufacturing units are located throughout the Midwest, as well as North Carolina, Ontario and Mexico. In 1996, Simpson reported earnings of $17.6 million on sales of $408 million.

CONTACT: Richard J. Koslowski, Manager, Planning & Analysis of Simpson Industries, (313) 207-6200; or Dixie Watterson of Capital Investor Relations, (847) 491-0725.

To receive a copy of this and other Simpson press releases by fax, please call Company News-On-Call at 800-758-5804 - extension 107165, or you can access the information via the Internet at http://www.prnewswire.com./